As filed with the Securities and Exchange Commission on September 2, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Par Pacific Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-1060803
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Memorial City Plaza

800 Gessner Road, Suite 875

Houston, Texas 77024

(281) 899-4800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Matthew Vaughn

Senior Vice President and General Counsel

Par Pacific Holdings, Inc.

One Memorial City Plaza

800 Gessner Road, Suite 875

Houston, Texas 77024

(281) 899-4800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

E. James Cowen

Kevin J. Poli

Porter Hedges LLP

1000 Main, 36th Floor

Houston, Texas 77002

Telephone: (713) 226-6649

Telecopy: (713) 228-1331

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	6,388,894	$12.34	$78,838,951.96	$7,939.08

1.	Represents the initial maximum number of shares offered by the selling security holders named in this registration statement.
2.	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also registers a currently indeterminate number of additional shares of our common stock that may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
3.	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The calculation of the proposed maximum aggregate offering price of the common stock was based on the average of the high and low price for the common stock on August 31, 2016, as reported on the NYSE MKT.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2016

PROSPECTUS

6,388,894 Shares of Common Stock

This prospectus relates to the offer and resale by the selling security holders identified in this prospectus of up to 6,388,894 shares of our common stock. The 6,388,894 shares are issuable upon conversion of our $115 million aggregate principal amount of 5.00% convertible senior notes due 2021 issued in a private placement transaction pursuant to Rule 144A of the Securities Act in June 2016.

The selling security holders identified in this prospectus (which term as used in this prospectus includes their respective pledges, donees, transferees or other successors-in-interest) may offer this common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Although we will incur expenses in connection with the registration of the securities, we will not receive any of the proceeds from the sale of the shares of common stock by the selling security holders.

In order to avoid an “ownership change” for federal income tax purposes, our certificate of incorporation prohibits any person from becoming a holder of 5% or more of our outstanding common stock, and restricts the ability of any holder of 5% or more of our common stock from disposing of or acquiring shares of our common stock without our consent, except under limited circumstances. Consequently, there are limitations on the acquisition of shares of common stock as described in this prospectus.

Our common stock is quoted on the NYSE MKT under the symbol “PARR.” The last reported sale price of our common stock on August 31, 2016 was $12.24 per share.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE PURCHASING SHARES OF OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2016

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About this Prospectus

This prospectus forms a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). The selling security holders may sell from time to time the securities described in this prospectus in one or more offerings. Each time a selling security holder sells securities, the selling security holder may be required to provide you with this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Industry and Market Data

The market data and certain other statistical information contained in or incorporated by reference into this prospectus are based on independent industry publications, government publications or other published independent sources. Although we believe these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information nor have we ascertained the underlying economic or operational assumptions relied upon therein.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks discussed under “Risk Factors” beginning on page 5 of this prospectus, “Cautionary Note Regarding Forward-Looking Statements” beginning on page 8 and the other information incorporated by reference in this prospectus, which are described under “Incorporation of Certain Information by Reference” beginning on page 28, before making an investment decision.

In this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” the “company” and “Par” refer to Par Pacific Holdings, Inc. and its consolidated subsidiaries.

The Company

We are a growth-oriented company based in Houston, Texas focused on operating integrated refining, logistics, and distribution businesses in niche markets. We also manage and maintain interests in other energy and infrastructure businesses that we believe both match our core competencies and have the potential for meaningful value creation.

Our business is organized into three primary operating segments:

•	Refining — Our refinery in Kapolei, Hawaii produces ultra-low sulfur diesel, gasoline, jet fuel, marine fuel and other associated refined products primarily for consumption in Hawaii.

•	Retail — Our retail outlets sell gasoline, diesel and retail merchandise throughout the island of Oahu as well as the neighboring islands of Maui, Hawaii and Kauai. Our retail network includes Tesoro and “76” branded retail sites, company-operated convenience stores, sites operated in cooperation with 7-Eleven and other sites operated by third parties. We recently announced the rebranding of 37 of our 97 gas stations in Hawaii to a new brand called “Hele,” to be completed in the third quarter of 2016.

•	Logistics — We own and operate terminals, pipelines, a single-point mooring and trucking operations to distribute refined products throughout the island of Oahu as well as the neighboring islands of Maui, Hawaii, Molokai and Kauai.

We also own an equity investment in Laramie Energy, LLC (“Laramie Energy,” formerly known as Piceance Energy, LLC), a joint venture entity focused on producing natural gas in Garfield, Mesa and Rio Blanco Counties, Colorado. On December 17, 2015, we entered into an equity commitment letter with Laramie Energy, pursuant to which we agreed to purchase certain membership interests of Laramie Energy for an aggregate cash purchase price of $55 million, subject to certain financing commitments by various lenders and additional equity investors, in connection with the closing of a purchase and sale agreement whereby Laramie Energy agreed to acquire certain properties in the Piceance Basin for $157.5 million, subject to customary purchase price adjustments. The transaction closed on March 1, 2016 and, upon the closing of the transaction, Laramie Energy assumed ownership and operatorship of the purchased properties and our ownership interest in Laramie Energy increased from 32.4% to 42.3%.

The refining, retail and logistics segments were established through the acquisition of Par Hawaii Refining, LLC (“PHR,” formerly Hawaii Independent Energy, LLC) from Tesoro Corporation (“Tesoro”) on September 25, 2013 for approximately $75 million in cash, plus net working capital and inventories, certain contingent earn-out payments of up to $40 million and the funding of certain start-up expenses and overhaul costs prior to closing. During 2014, we successfully completed the integration of PHR, terminated a transition services agreement with Tesoro and greatly reduced our reliance on third-party service providers in operating our business.

On April 1, 2015, we completed the acquisition of Par Hawaii, Inc. (“PHI,” formerly Koko’oha Investments, Inc.), which owns 100% of the outstanding membership interests of Mid Pac Petroleum, LLC (“Mid Pac”), for cash consideration of approximately $74.4 million and the assumption of $45.3 million of debt. The results of operations of Mid Pac are included in our refining, retail and logistics segments effective April 1, 2015. Mid Pac distributes gasoline and diesel through over 80 locations across the State of Hawaii and owns four terminals. In conjunction with the acquisition, we also obtained the exclusive rights to the “76” brand in Hawaii through 2024.

In addition to the three operating segments described above, we have two additional reportable segments: (i) Texadian and (ii) Corporate and Other. Texadian focuses on sourcing, marketing, transporting and distributing crude oil and refined products in the U.S. and Canada. Corporate and Other includes administrative costs and several small non-operated oil and gas interests that were owned by our predecessor.

As part of our strategy to duplicate our business model in other locations, on July 14, 2016, we completed the acquisition of all of the equity interests of Hermes Consolidated, LLC, d/b/a Wyoming Refining Company (“Wyoming Refining Company”), which owns and operates a refinery in Newcastle, Wyoming and, through its wholly owned subsidiary, certain associated logistics assets (the “Wyoming Refining Acquisition”). The refinery operations and logistics assets acquired as a result of the Wyoming Refining Acquisition include:

•	a refinery in Newcastle, Wyoming with throughput of approximately 18,000 barrels per day that produces refined products that are primarily marketed in Wyoming and South Dakota;

•	approximately 650,000 barrels of crude and refined product storage capacity; and

•	a 140-mile crude oil pipeline gathering system in northeast Wyoming.

The aggregate purchase price for the Wyoming Refining Acquisition was $271.4 million, including the assumption of the indebtedness under the Wyoming Refining Company credit facility, subject to certain customary purchase price adjustments. No additional consideration was paid for the working capital associated with the operations.

Risk Factors

An investment in our common stock is very risky. You should consider carefully the risk factors beginning on page 5 of this prospectus before investing in our common stock.

Use of Proceeds

Although we will incur expenses in connection with the registration of the securities, we will not receive any of the proceeds from the sale of the shares of common stock by the selling security holders.

Principal Executive Offices and Additional Information

Our principal executive offices are located at 800 Gessner Road, Suite 875, Houston, Texas 77024. Our telephone number is (281) 899-4800. Our website is located at www.parpacific.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, together with all of the other information contained or incorporated by reference into this prospectus before deciding to invest in our common stock. If any of the following risks, or any risk described elsewhere in this prospectus or in the documents incorporated by reference herein, actually occurs, our business, business prospects, financial condition, results of operations or cash flows could be materially adversely affected. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks described below and in the documents incorporated by reference herein are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial may also adversely affect us. This prospectus also contains forward-looking statements, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below and the documents incorporated by reference herein.

Risks Related to the Common Stock

Because we have no near term plans to pay cash dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate declaring or paying any cash dividends on our common stock in the near term. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors (the “Board”) and will depend on then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that the Board considers relevant.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our common stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our common stock or if our operating results do not meet their expectations, our stock price could decline.

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price of our common stock could vary significantly as a result of a number of factors, some of which are beyond our control. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for our common stock has varied between a high of $28.31 on November 20, 2015 and a low of $12.23 on August 31, 2016 during the twelve month period ending August 31, 2016. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

The market for our common stock has been historically illiquid, which may affect your ability to sell your shares.

The volume of trading in our common stock has historically been low. In addition, a substantial amount of our common stock is held by two investors who have restrictions on their ability to sell the stock. The lack of substantial liquidity can adversely affect the price of our stock at a time when you might want to sell your shares. There is no guarantee that an active trading market for our common stock will develop or be maintained on the NYSE MKT, or that the volume of trading will be sufficient to allow for timely trades. Investors may not be able to sell their shares quickly or at the latest market price if trading in our stock is not active or if trading volume is limited. In addition, if trading volume in our common stock is limited, trades of relatively small numbers of shares may have a disproportionate effect on the market price of our common stock.

Delaware law, our charter documents and concentrated stock ownership may impede or discourage a takeover, which could reduce the market price of our common stock.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. For example, the change in ownership limitations contained in Article 11 of our certificate of incorporation could have the effect of discouraging or impeding an unsolicited takeover proposal. In addition, the Board or a committee thereof has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of the Board or a committee thereof to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

Zell Credit Opportunities Master Fund, L.P. (“ZCOF”) and Whitebox Advisors LLC (“Whitebox”), together with their respective affiliates, each own or have the right to acquire as of August 31, 2016 approximately 30.6% and 19.1%, respectively, of our outstanding common stock. The level of their combined ownership of shares of our common stock could have the effect of discouraging or impeding an unsolicited acquisition proposal.

We may issue preferred stock with terms that could adversely affect the voting power or value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as the Board may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could adversely affect the residual value of the common stock.

We may issue shares of common stock in satisfaction of general unsecured claims from our predecessor’s bankruptcy that would dilute your ownership of our common stock.

In December 2011 and January 2012, Delta Petroleum Corporation and its subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware, and in March 2012, obtained approval from the bankruptcy court to proceed with a plan of reorganization. Pursuant to this plan, among other things, certain allowed general unsecured claims may be paid with shares of our common stock. As of June 30, 2016, two claims totaling approximately $22.4 million remain to be resolved and we have reserved approximately $0.5 million representing the estimated value of claims remaining to be settled which are deemed probable and estimable at period end. The settlement of claims is subject to ongoing litigation and we are unable to predict with certainty how many shares will be required to satisfy all claims. Pursuant to the plan of reorganization, allowed claims are settled at a ratio of 54.4 shares per $1,000 of claim. Any issuances by us of common stock to satisfy claims would have a dilutive impact on the ownership interest of existing common stockholders and could cause the market price of our common stock to decline.

Future sales of our common stock could reduce our stock price and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

We are not restricted from issuing additional shares of common stock, including shares issuable pursuant to securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We have approximately 41.2 million shares of common stock outstanding as of August 31, 2016.

Subject to the satisfaction of vesting conditions and the requirements of Rule 144 (“Rule 144”) of the Securities Act, shares of our common stock registered under our registration statements on Form S-8 relating to our equity incentive plan are available for resale immediately in the public market without restriction. In addition, subject to the change in ownership limitations contained in Article 11 of our certificate of incorporation and the requirements of Rule 144, up to 24,204,391 shares of our common stock registered under our registration statement on Form S-3 declared effective on June 23, 2015 are available for resale immediately in the public market without restriction, including 345,135 shares of our common stock that are issuable upon the exercise of common stock warrants at a nominal price. In addition, we have agreed to register for resale any shares of our common stock issued upon the conversion of our 2.50% convertible subordinated bridge notes.

We cannot predict the size of future issuances of our common stock or securities convertible into or exchangeable for, or that represent the right to receive, common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and in the documents we incorporate by reference herein may constitute “forward-looking” statements as defined in Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (“PSLRA”), or in releases made by the SEC, all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements of Par and our subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this prospectus and the documents we incorporate by reference herein. Please read “Risk Factors” beginning on page 5 of this prospectus. The risk factors and other factors noted throughout this prospectus and in the documents incorporated by reference could cause our actual results to differ materially from those contained in any forward-looking statement.

The forward-looking statements contained in this prospectus and in the documents we incorporate herein by reference are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus and in the documents we incorporate herein by reference are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described under the heading “Risk Factors” in this prospectus and elsewhere in the documents we incorporate herein by reference. All forward-looking statements speak only as of the date they are made. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling security holders. The selling security holders named in this prospectus will pay any underwriting fees, discounts and commissions, along with certain of the selling security holders’ out-of-pocket expenses, incurred in connection with their sale of shares registered under this prospectus. We will bear all other costs, fees and expenses incurred by us, or by the selling security holders, in effecting the registration, offer and sale of the shares covered by this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Delayed Draw Term Loan Credit Agreement

Certain of our security holders, including affiliates of certain of the selling security holders, are lenders under our delayed draw term loan credit agreement (the “Credit Agreement”) and the Tranche B Loan made thereunder. As of June 30, 2016, we owed approximately $56.9 million in principal amount under the Credit Agreement.

In connection with the Wyoming Refining Acquisition, we entered into an amendment and consent to our Credit Agreement, pursuant to which the lenders consented to our entry into and performance of the related acquisition agreement and the Wyoming Refining Acquisition and amended our Credit Agreement to permit the issuance of our 5.00% convertible notes due 2012 (the “Notes”) and the performance of our obligations under the indenture governing the Notes. We repaid $5 million of the outstanding balance of the Credit Agreement following the consummation of the offering (the “Notes Offering”) of the Notes, $3.25 million of which was allocated to an affiliate of Whitebox.

Notes Offering

Prior to the Notes Offering, we also entered into a back up convertible note commitment letter with funds managed by Highbridge Capital Management, LLC (“Highbridge”) and funds managed on behalf of Whitebox (collectively, the “Back Up Convertible Note Purchasers”), pursuant to which the Back Up Convertible Note Purchasers committed to purchase $100 million aggregate principal amount of senior unsecured convertible notes due 2021, which would be issued in a private offering pursuant to an exemption from the registration requirements of the Securities Act.

The obligations of the Back Up Convertible Note Purchasers to purchase convertible notes automatically terminated upon the consummation of the Notes Offering, provided that each of the Back Up Convertible Note Purchasers and their respective affiliates were allocated the opportunity to purchase at least $32.5 million of the Notes offered in the Notes Offering.

Affiliates of Whitebox and Highbridge purchased an aggregate of $42.5 million and $38.9 million, respectively, principal amount of the Notes in the Notes Offering and are included in this prospectus as selling security holders.

Warrant Issuance Agreement

Certain of our stockholders, including certain of the selling security holders, who were and are lenders under the Credit Agreement received warrants exercisable for shares of common stock in connection with such loan. For a description of the terms and conditions of the warrants, see “Description of Capital Stock — Warrants.”

Prior Stockholders Agreement

Pursuant to our plan of reorganization and upon our emergence from bankruptcy on August 31, 2012, we entered into a stockholders agreement (“Prior Stockholders Agreement”), which was amended from time to time, with certain of our stockholders (“Stockholders”) including affiliates of ZCOF and Whitebox, that provided the Stockholders with the right, among other rights, to designate members of the Board.

Pursuant to the Prior Stockholders Agreement, each Stockholder agreed to vote all of our securities entitled to vote for members of the Board owned or controlled by such Stockholder such that the size of the Board was nine directors, and to cause the election of the following persons to the Board, subject to certain conditions: (i) two individuals designated by Whitebox; (ii) two individuals designated by ZCOF; and (iii) five individuals designated by the Board or a committee thereof. Under the Prior Stockholders Agreement, each Stockholder agreed to cause its designees to vote to elect the following persons to the Board of Managers of Laramie Energy, subject to certain conditions: (i) one person designated by Whitebox, and (ii) one person designated by ZCOF.

Under the Prior Stockholders Agreement, if (i) we issued additional shares of our common stock to any person who, as a result of such issuance, was a holder of five percent or more of our common stock or (ii) any transferee or assignee of shares of our common stock that, by itself or together with its affiliates, was or became a holder of five percent or more of the shares of our common stock, then as a condition to such issuance, transfer or assignment, such purchaser, transferee or assignee was required to become a party to the Prior Stockholders Agreement. In April 2015, we and certain Stockholders agreed to terminate the Prior Stockholders Agreement pursuant to its terms.

Current Stockholders Agreement

For a description of the terms and conditions of the Stockholders Agreement, see “Description of Capital Stock—Stockholders Agreement.”

Common Stock Purchase Agreement

In September 2013, we sold 14,388,489 shares of our common stock to certain of the selling security holders at a price of $13.89 per share in a private placement transaction pursuant to a common stock purchase agreement. As described above, certain of the selling security holders had the right to designate members of the Board pursuant to the Prior Stockholders Agreement.

Registration Rights Agreements

For descriptions of our Registration Rights Agreement, Private Placement Registration Rights Agreement, Notes Offering Registration Rights Agreement and Bridge Notes Registration Rights Agreement, see “Description of Capital Stock — Registration Rights Agreements.”

Allocation Agreement

For a description of the Allocation Agreement, see “Description of Capital Stock — Common Stock.”

Services Agreements

On September 17, 2013 (but effective January 1, 2013), we entered into letter agreements (the “Services Agreements”) with Equity Group Investments (“EGI”), an affiliate of ZCOF, and with Whitebox. Pursuant to the Services Agreements, EGI and Whitebox agreed to provide us with ongoing strategic, advisory and consulting services that may include, (i) advice on financing structures and our relationship with lenders and bankers, (ii) advice regarding public and private offerings of debt and equity securities, (iii) advice regarding asset dispositions, acquisitions or other asset management strategies, (iv) advice regarding potential business acquisitions, dispositions or combinations involving us or our affiliates, or (v) such other advice directly related or ancillary to the above strategic, advisory and consulting services as may be reasonably requested by us.

EGI and Whitebox will not receive a fee for the provision of the strategic, advisory or consulting services set forth in the Services Agreements, but may be periodically reimbursed by us, upon request, for (i) travel and out of pocket expenses, provided that in the event that such expenses exceed $50,000 in the aggregate with respect to any single proposed matter, EGI or Whitebox, as applicable, will obtain our consent prior to incurring additional costs, and (ii) provided that we provide prior consent to their engagement with respect to any particular proposed matter, all reasonable fees and disbursements of counsel, accountants and other professionals incurred in connection with EGI’s or Whitebox’s, as applicable, services under the Services Agreements. In consideration of the services provided by EGI and Whitebox under the Services Agreements, we agreed to indemnify each of them for certain losses incurred by them relating to or arising out of the Services Agreements or the services provided thereunder.

The Services Agreements have a term of one year and are automatically extended for successive one-year periods unless terminated, by either party, at least 60 days prior to any extension date. Until 2015, neither EGI nor Whitebox received any fees under the Services Agreements. We incurred costs of approximately $180,000 related to these agreements during 2015. In October 2015, we terminated the Services Agreement with Whitebox.

Bridge Notes Commitment and Bridge Notes

On June 14, 2016, we entered into a bridge notes commitment letter (the “Bridge Notes Commitment Letter”) with entities affiliated with EGI and Highbridge Capital Management, pursuant to which such parties committed to purchase an aggregate of up to $52.5 million of our 2.50% convertible subordinated bridge notes (the “Bridge Notes”). We paid each of the entities affiliated with EGI and Highbridge Capital Management committing to purchase Bridge Notes pursuant to the Bridge Notes Commitment Letter a fee in the amount of 5.0% of their respective commitments. This fee was deducted from the proceeds received from the Bridge Notes at the closing in July 2016.

EGI Investors, L.L.C., an affiliate of ZCOF, holds approximately $36.8 million in aggregate principal amount of our Bridge Notes and affiliates of Highbridge hold approximately $15.8 million in aggregate principal amount of our Bridge Notes, which Bridge Notes were issued in a private offering pursuant to the terms of a note purchase agreement entered into among us and the purchasers of the Bridge Notes.

Policies and Procedures with Respect to Related Party Transactions

The Board has recognized that transactions between us and certain related persons present a heightened risk of conflicts of interest. In order to ensure that we act in the best interests of our stockholders, the Board has delegated the review and approval of related party transactions to the Audit Committee in accordance with our written Audit Committee Charter. After its review, the Audit Committee will only approve or ratify transactions that are fair to us and not inconsistent with the best interests of us and our stockholders. Any director who has an interest in a related party transaction will recuse himself from any consideration of such related party transaction.

SELLING SECURITY HOLDERS

The following table sets forth information relating to the selling security holders’ beneficial ownership of our shares as of August 31, 2016. This prospectus covers the offering for resale from time to time of up to 6,388,894 shares owned by the selling security holders. The 6,388,894 shares are issuable upon conversion of our $115 million aggregate principal amount of 5.00% convertible senior notes due 2021 issued in a private placement transaction pursuant to Rule 144A of the Securities Act in June 2016.

As used herein, “selling security holders” includes pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling security holder after the date of this prospectus.

No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective under the Securities Act. We will supplement or amend this prospectus to include additional selling security holders upon request and upon provision of all required information to us, subject to the terms of the Notes Offering Registration Rights Agreement, as described under the “Description of Capital Stock — Registration Rights Agreements — Notes Offering Registration Rights Agreement.”

The following table and related footnotes set forth:

•	the name of each selling security holder;

•	if different, the name of the natural person(s) who exercise(s) sole/shared voting and/or investment power with respect to the shares;

•	the number of our shares beneficially owned by such stockholder prior to the offering;

•	the number being offered for the stockholder’s account; and

•	the number to be owned by such stockholder after completion of the offering (assuming the sale of all shares offered by this prospectus).

Unless otherwise indicated, none of the selling security holders is a broker-dealer registered under Section 15 of the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.

We prepared the table based on information supplied to us by the selling security holders. We have not sought to verify such information. The percentages of shares beneficially owned and being offered are based on the number of shares that were outstanding as of August 31, 2016, unless otherwise stated in the footnotes to the table below. Additionally, some or all of the selling security holders may have sold or transferred some or all of their shares in exempt or non-exempt transactions since such date. Other information about the selling security holders may also change over time.

	Common Stock Beneficially Owned Prior to Offering (1),(2)			Number of Shares Which May be Sold in This Offering (3),(4)	Common Stock Beneficially Owned After this Offering(5)
Selling Security Holder	Number		Percent		Number	Percent
Highbridge International LLC	1,865,547	(6)	4.35%	1,683,334	182,213	*
Highbridge Tactical Credit & Convertibles Master Fund, L.P.	536,015	(7)	1.29%	477,778	58,237	*
Whitebox Asymmetric Partners, LP	1,095,255	(8)	2.64%	186,555	908,700	2.12%
Whitebox Relative Value Partners, LP	1,935,913	(9)	4.65%	349,444	1,586,469	3.59%
Whitebox Credit Partners, LP	2,378,637	(10)	5.7%	455,667	1,922,970	4.28%
Whitebox Special Opportunities Fund LP, Series O	156,421	(11)	*	47,222	109,199	*
Whitebox Multistrategy Partners, LP	5,323,740	(12)	12.56%	909,000	4,414,740	8.89%
Pandora Street Partners, LP	1,408,641	(13)	3.39%	250,277	1,158,364	2.67%
Whitebox Institutional Partners, LP	936,458	(14)	2.26%	162,944	773,514	1.81%

*Less than one percent.

(1)	These figures (a) include shares of common stock that may be issued upon exercise of the basic subscription privilege of transferable subscription rights held by the selling security holder, which were issued by the Company on August 26, 2016, but (b) exclude shares of common stock that may be issued upon exercise of the oversubscription privilege included with such subscription rights. Each right entitles the rights holder to exercise a basic subscription privilege to purchase 0.099 shares of common stock at a purchase price of $12.25 per whole share. Rights holders that exercise their basic subscription privilege in full may also exercise an oversubscription privilege to purchase shares of common stock at a purchase price equal to $12.25 per whole share, subject to availability and pro rata allocation amongst the rights holders exercising the oversubscription privilege.

(2)	These figures do not take into account (a) any restrictions on the selling security holder’s ability to exercise its conversion rights with respect to the Notes to the extent that, after giving effect to such conversion, the number of shares of our common stock beneficially owned by the selling security holder and its affiliates would exceed 4.99% or 9.99% of our common stock outstanding at the time of such conversion or (b) any restrictions on the selling security holder’s ability to acquire shares of common stock, whether pursuant to conversion of the Notes, upon exercise of subscription rights, or otherwise, set forth in Article 11 of our certificate of incorporation.

(3)	In addition to the shares set forth in the table, the number of shares to be sold includes an indeterminate number of shares issuable upon conversion of the Notes, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act.

(4)	This number is based on conversion of the Notes held by the selling security holder at a conversion rate equal to 55.5556 shares of common stock per $1,000 principal amount of Notes, which conversion rate is subject to adjustment, as described herein.

(5)	Assumes that the selling security holders will sell all of the common stock offered pursuant to this prospectus.

(6)	Highbridge Capital Management, LLC, as the trading manager of Highbridge International LLC may be deemed to be the beneficial owner of the shares owned by Highbridge International LLC. The address of Highbridge Capital Management, LLC is 40 West 57th Street, 32nd Floor, New York, New York 10019 and the address of Highbridge International LLC is c/o HedgServ (Cayman) Ltd., Willow House, Cricket Square Floor 3, George Town, Crand Cayman KY1-1104, Cayman Islands. The number of shares (a) includes 16,414 shares of common stock issuable upon exercise of such selling security holder’s basic subscription rights and (b) 1,683,334 shares of common stock issuable upon conversion of such selling security holder’s Notes in the aggregate principal amount equal to $30,300,000. The number of shares excludes the number of shares of Common Stock issuable upon conversion of the Bridge Notes held by such selling security holder in the aggregate principal amount equal to $12,315,790. The Bridge Notes will convert automatically into shares of common stock upon the occurrence of the earlier of the maturity date of the Bridge Notes or the date of the closing of the Company’s pending rights offering. The Company will repay the accrued and unpaid interest and the outstanding principal amount of the Bridge Note in cash from the proceeds of the rights offering. Thereafter, all, but not less than all, of the outstanding aggregate principal amount plus accrued and unpaid interest, if any, on the Bridge Notes will convert into a number of shares of common stock (rounded up to the nearest whole share of common stock) equal to the quotient obtained by dividing (i) the amount of such outstanding aggregate principal amount plus accrued and unpaid interest on the conversion date by (ii) $12.25.

(7)

Highbridge Capital Management, LLC, as the trading manager of Highbridge Tactical Credit & Convertibles Master Fund, L.P. may be deemed to be the beneficial owner of the shares owned by Highbridge Tactical Credit & Convertibles Master Fund, L.P. The address of Highbridge Capital Management, LLC is 40 West 57th Street, 32nd Floor, New York, New York 10019 and the address of Highbridge Tactical Credit & Convertibles Master Fund, L.P. is c/o Hedge Serv (Cayman) Ltd, Willow

House, Cricket Square Floor 3, George Town, Grand Cayman KY2-1104, Cayman Islands. The number of shares (a) includes 5,246 shares of common stock issuable upon exercise of such selling security holder’s basic subscription rights and (b) 477,778 shares of common stock issuable upon conversion of such selling security holder’s Notes in the aggregate principal amount equal to $8,600,000. The number of shares excludes the number of shares of Common Stock issuable upon conversion of the Bridge Notes held by such selling security holder in the aggregate principal amount equal to $3,473,685. The Bridge Notes will convert automatically into shares of common stock upon the occurrence of the earlier of the maturity date of the Bridge Notes or the date of the closing of the Company’s pending rights offering. The Company will repay the accrued and unpaid interest and the outstanding principal amount of the Bridge Note in cash from the proceeds of the rights offering. Thereafter, all, but not less than all, of the outstanding aggregate principal amount plus accrued and unpaid interest, if any, on the Bridge Notes will convert into a number of shares of common stock (rounded up to the nearest whole share of common stock) equal to the quotient obtained by dividing (i) the amount of such outstanding aggregate principal amount plus accrued and unpaid interest on the conversion date by (ii) $12.25.

(8)	Whitebox General Partner LLC is the general partner of Whitebox Asymmetric Partners, LP, the Cayman Island limited partnership that has direct beneficial ownership of the shares. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Whitebox Asymmetric Partners, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416. The number of shares (a) includes 65,052 shares of common stock issuable upon exercise of such selling security holder’s basic subscription rights and (b) 186,555 shares of common stock issuable upon conversion of such selling security holder’s Notes in the aggregate principal amount equal to $3,358,000.

(9)	Whitebox General Partner LLC is the general partner of Whitebox Relative Value Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Whitebox Relative Value Partners, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416. The number of shares (a) includes 111,433 shares of common stock issuable upon exercise of such selling security holder’s basic subscription rights and (b) 349,444 shares of common stock issuable upon conversion of such selling security holder’s Notes in the aggregate principal amount equal to $6,290,000.

(10)	Whitebox General Partner LLC is the general partner of Whitebox Credit Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Whitebox Credit Partners, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416. The number of shares (a) includes 132,177 shares of common stock issuable upon exercise of such selling security holder’s basic subscription rights and (b) 455,667 shares of common stock issuable upon conversion of such selling security holder’s Notes in the aggregate principal amount equal to $8,202,000.

(11)	Whitebox General Partner LLC is the general partner of Series O of Whitebox Special Opportunities Fund, LP, the Delaware series limited partnership that has direct beneficial ownership. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf Vogel, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Series O of Whitebox Special Opportunities Fund, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416. The number of shares (a) includes 15,485 shares of common stock issuable upon exercise of such selling security holder’s basic subscription rights and (b) 47,222 shares of common stock issuable upon conversion of such selling security holder’s Notes in the aggregate principal amount equal to $850,000.

(12)	Whitebox General Partner LLC is the general partner of Whitebox Multi-Strategy Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Whitebox Multi-Strategy Partners, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416. The number of shares (a) includes 315,803 shares of common stock issuable upon exercise of such selling security holder’s basic subscription rights and (b) 909,000 shares of common stock issuable upon conversion of such selling security holder’s Notes in the aggregate principal amount equal to $16,362,000.

(13)	Whitebox General Partner LLC is the general partner of Pandora Select Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership of the shares. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf Vogel, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Pandora Select Partners, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416. The number of shares (a) includes 81,802 shares of common stock issuable upon exercise of such selling security holder’s basic subscription rights and (b) 250,277 shares of common stock issuable upon conversion of such selling security holder’s Notes in the aggregate principal amount equal to $4,505,000.

(14)	Whitebox General Partner LLC is the general partner of Whitebox Institutional Partners, LP, the Delaware limited partnership that has direct beneficial ownership of the shares. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Whitebox Institutional Partners, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416. The number of shares (a) includes 55,001 shares of common stock issuable upon exercise of such selling security holder’s basic subscription rights and (b) 162,944 shares of common stock issuable upon conversion of such selling security holder’s Notes in the aggregate principal amount equal to $2,933,000.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, transferees or other successors-in-interest may, from time to time, sell any or all of their shares of common stock offered by this prospectus on the NYSE MKT or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, the prevailing market prices or negotiated prices. The selling security holders may use any one or more of the following methods when selling such shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	any exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of any agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority Rule 2121 (“Rule 2121”), and, in the case of a principal transaction a markup or markdown in compliance with Rule 2121.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling security holders have been advised that they may not use shares registered on the registration statement of which this prospectus forms a part to cover short sales of our common stock made prior to the date such registration statement has been declared effective by the SEC.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may, under certain circumstances, be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. There is no underwriter or coordinating broker acting in connection with the proposed sale of the common stock by the selling security holders.

Because a selling security holder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. The selling security holders will be responsible for complying with the applicable provisions of the Securities Act, and the rules and regulations thereunder promulgated, as applicable to such selling security holders in connection with resales of their respective shares under the registration statement of which this prospectus forms a part. These provisions and regulations may limit the timing of purchases and sales of common stock by them and the marketability of such securities.

We agreed to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) the 120th calendar day immediately following the maturity date of the Notes or (ii) the date upon which there are no longer outstanding Notes or “restricted” (within the meaning of Rule 144 of the Securities Act) shares of common stock that have been received upon conversion of the Notes or in respect of any Make-Whole Premium (as defined in the indenture governing the Notes). The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Each selling security holder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We will pay all expenses of the registration of the shares of common stock pursuant to the Notes Offering Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling security holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Notes Offering Registration Rights Agreement. We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling security holders specifically for use in this prospectus, in accordance with the Notes Offering Registration Rights Agreement.

DESCRIPTION OF CAPITAL STOCK

As of August 31, 2016, our authorized capital consisted of 500,000,000 shares of voting common stock, of which approximately 41.2 million shares were issued and outstanding, and 3,000,000 shares of undesignated preferred stock, none of which were outstanding.

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and stockholders agreement, as well as the Warrant Issuance Agreement, Registration Rights Agreement and Private Placement Registration Rights Agreement (each as defined below) relating to our capital stock, as well as the registration rights agreement provided in connection with the Notes Offering (the “Notes Registration Rights Agreement”) and the registration rights agreement for the Bridge Notes (the “Bridge Notes Registration Rights Agreement”). You should read our certificate of incorporation, bylaws, stockholders agreement, Warrant Issuance Agreement, Registration Rights Agreement, Private Placement Registration Rights Agreement, Notes Registration Rights Agreement and Bridge Registration Rights Agreement as currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference herein. Please read “Where You Can Find More Information.”

Common Stock

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of our common stock have no redemption or conversion rights, no preemptive or other rights to subscribe for our securities and are not entitled to the benefits of any sinking fund provisions. In the event of our liquidation, dissolution or winding-up, holders of our common stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all our debts and liabilities, and of the preferential rights of any series of preferred stock then outstanding. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor.

Our certificate of incorporation contains restrictions on the transfer of the Company Securities (as defined therein, and which includes our common stock) by holders who are, or would become as a result of such transfer, a holder of at least 5% of our common stock (a “5% Shareholder”). Such restrictions were put in place in order to preserve our net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended.

On November 10, 2014, as permitted by the terms of Article 11 of our certificate of incorporation, we entered into the Allocation Agreement with ZCOF, ZCOF Par Petroleum Holdings, L.L.C. and Whitebox Multi-Strategy Partners, L.P. to reallocate the proportionate amount of our common stock that the 5% Shareholders are permitted to transfer among our remaining 5% Shareholders. In accordance with Article 11 of our certificate of incorporation, the Board has approved, on a prospective basis, one or more Transfers (as defined in our certificate of incorporation) of shares of our common stock by the remaining 5% Shareholders up to the new allocation amounts included on a schedule to the Allocation Agreement.

Warrants

On August 31, 2012, pursuant to the terms of a warrant issuance agreement (the “Warrant Issuance Agreement”), we issued warrants (the “Warrants”) to purchase up to an aggregate of 959,213 shares (the “Warrant Shares”) of our common stock. The holders of the Warrants are entitled to purchase Warrant Shares at an exercise price of $0.10 per share, subject to certain adjustments from time to time. The Warrants expire on the earlier of August 31, 2022 or the occurrence of certain merger or consolidation transactions. At August 31, 2016, Warrants to purchase an aggregate of 345,135 Warrant Shares were outstanding.

The initial number of Warrant Shares was determined based on the number of shares of our common stock issued as allowed claims by the U.S. Bankruptcy Court for the District of Delaware pursuant to the plan of reorganization. The number of Warrant Shares and the exercise price will be adjusted in the event that any additional shares of our common stock or securities convertible into our common stock (the “Unresolved Bankruptcy Shares”) are authorized to be issued under the plan of reorganization by the bankruptcy court after August 31, 2012, as a result of any unresolved bankruptcy claims under the plan of reorganization. Upon each issuance of any Unresolved Bankruptcy Shares, the exercise price will be reduced to an amount equal to the product obtained by multiplying (A) the exercise price in effect immediately prior to such issuance or sale, by (B) a fraction, the numerator of which will be (x) 14,765,581 and (y) the denominator of which will be sum of (1) 14,765,581 and (2) and the number of additional Unresolved Bankruptcy Shares authorized for issuance under the plan of reorganization. Upon each such adjustment of the exercise price, the number of Warrant Shares will be increased to the number of shares determined by multiplying (A) the number of Warrant Shares which could be obtained upon exercise of such Warrant immediately prior to such adjustment by (B) a fraction, the numerator of which will be the exercise price in effect immediately prior to such adjustment and the denominator of which will be the exercise price in effect immediately after such adjustment.

The number of shares of our common stock issuable upon exercise of the Warrants and the exercise prices of the Warrants will be adjusted in connection with certain issuances or sales of shares of our common stock and convertible securities, or any subdivision, reclassification or combinations of common stock, as set forth in the Warrant Issuance Agreement. Additionally, in the case of any reclassification or capital reorganization of our capital stock, the holder of each Warrant outstanding immediately prior to the occurrence of such reclassification or reorganization shall have the right to receive upon exercise of the applicable Warrant, the kind and amount of stock, other securities, cash or other property that such holder would have received if such Warrant had been exercised.

Preferred Stock

The Board is authorized to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the powers, designation, preferences and rights of each series and the qualifications, limitations or restrictions of each series, including:

•	the designation of the series and the number of shares to constitute the series;

•	the dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative;

•	whether the shares of the series shall be subject to redemption by the Company and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

•	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

•	whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Company, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

•	the extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise;

•	the restrictions, if any, on the issue or reissue of any additional preferred stock; and

•	rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the Company.

The authorized shares of preferred stock, as well as shares of common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by the rules of any stock exchange or automated quotation system on which our securities are listed or traded. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, the Board may determine not to seek stockholder approval.

Although the Board has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue shares based on its judgment as to our best interests and the best interests of our stockholders. The Board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt, including a tender offer or other transaction that some, or a majority of, our stockholders might believe to be in their best interests or that might result in stockholders receiving a premium for their stock over the then current market price of the stock.

Anti-Takeover Provisions

As noted above, because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our certificate of incorporation and our bylaws provide that only the chairman of the Board, the chief executive officer, or any officer upon the written request of a majority of the Board, may call a special meeting of the stockholders.

Our certificate of incorporation requires a 66 2/3% stockholder vote for the amendment or repeal of certain provisions of the certificate of incorporation relating to the liability of directors, indemnification of officers and directors, and the transfer restrictions noted above. Our bylaws require a 66 2/3% stockholder vote for the amendment or repeal of certain provisions of the bylaws. The combination of the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for existing stockholders to replace the Board as well as for another party to obtain control of us by replacing the Board. Because the Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

As noted above, our certificate of incorporation contains restrictions on the transfer of Company Securities by holders who are, or would become as a result of such transfer, 5% Shareholders. These restrictions on transfer may have the effect of preserving effective control of us by our principal stockholders and preserving the tenure of the board of directors and management.

In addition, we are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”) which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the Board of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or is an affiliate or associate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Stockholders Agreement

We entered into a stockholders agreement in April 2015 for the benefit of the holders of any of our securities entitled to vote for members of the Board providing that in the event that we are no longer required to file annual and quarterly reports with the SEC, we will provide, as soon as reasonably practicable, comparable audited reports on an annual basis, unaudited reports on a quarterly basis (which annual and quarterly reports shall contain substantially similar descriptions of business and management discussion and analysis provisions as are then required to be included in relevant filings with the SEC), and earnings releases on a quarterly basis, made available to such holders through a secure website and subject to a standard click-through access and confidentiality agreement.

Registration Rights Agreements

Registration Rights Agreement

The company and certain of our stockholders (the “Rights Holders”), including affiliates of ZCOF and Whitebox, are parties a registration rights agreement (the “Registration Rights Agreement”) providing the Rights Holders with certain registration rights.

Pursuant to the Registration Rights Agreement, among other things, any Rights Holder or group of Rights Holders that, together with its or their affiliates, holds more than fifteen percent (15%) of the Registrable Shares (as defined in the Registration Rights Agreement), will have the right to require the Company to file with the

SEC, a registration statement on Form S-1 or S-3, or any other appropriate form under the Securities Act or the Exchange Act for a public offering of all or part of its Registrable Shares (a “Demand Registration”) by delivery of written notice to the Company, or a demand request.

Within 90 days after receiving the demand request, we are required to file with the SEC the registration statement, on any form for which we then qualify and which is available for the sale of the Registrable Shares in accordance with the intended methods of distribution thereof, with respect to the demand registration. We are required to use commercially reasonable efforts to cause the registration statement to be declared effective as soon as practicable after such filing. We will not be obligated (i) to effect a demand registration within ninety (90) days after the effective date of a previous demand registration, other than for a shelf registration, or (ii) to effect a demand registration unless the demand request is for a number of Registrable Shares with an expected market value that is equal to at least (x) $15 million as of the date of such demand request or is for one hundred percent of the demanding holders of Registrable Shares with respect to any demand registration made on Form S-1 or (y) $5 million as of the date of such demand request with respect to any demand registration made on Form S-3.

Upon receipt of any demand request, we are required to give written notice, within ten (10) days of such demand request, to all other holders of Registrable Shares, who will have the right to elect to include in any subsequent demand registration such portion of their Registrable Shares as they may request, subject to certain exceptions.

In addition, subject to certain exceptions, if we propose to register any class of our common stock for sale to the public, we are required, subject to certain conditions, to include all Registrable Shares with respect to which the Company has received written requests for inclusion.

The rights of a holder of Registrable Shares may be transferred, assigned or otherwise conveyed to any transferee or assignee of such Registrable Shares, subject to applicable state and federal securities laws and regulations and our certificate of incorporation. We will be responsible for expenses relating to the registrations contemplated by the Registration Rights Agreement.

The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as suspension periods and, if a registration is for an underwritten offering, limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter.

Pursuant to the Registration Rights Agreement, a registration statement relating to resales by affiliates of ZCOF and Whitebox of the shares received by them in connection with our emergence from bankruptcy on August 31, 2012 was declared effective by the SEC on June 23, 2015.

Private Placement Registration Rights Agreement

In connection with our private placement of approximately 14.4 million shares of common stock in September 2013, we entered into a registration rights agreement with the purchasers in the private placement (the “Private Placement Registration Rights Agreement”). Under the Private Placement Registration Rights Agreement, we agreed to file with the SEC within 60 days after the closing date of the private placement and to use our commercially reasonable efforts to cause to become effective a registration statement relating to the shares. We also agreed to use our commercially reasonable efforts to keep the registration statement effective until the earliest to occur of (i) the disposition of all registrable securities, (ii) the availability under Rule 144 for each holder of registrable securities to immediately freely resell such registrable securities without volume restrictions or (iii) the third anniversary of the effective date of the registration statement.

The Private Placement Registration Rights Agreement also provides the right for a holder or group of holders of more than $50 million of registrable securities to demand that we conduct an underwritten public offering of the registrable securities. However, the demanding holders are limited to a total of three such underwritten offerings, with no more than one demand request for an underwritten offering made in any 365 day period. Additionally, the Private Placement Registration Rights Agreement contains customary indemnification rights and obligations for both us and the holders of registrable securities.

A registration statement relating to the shares of common stock issued in the Private Placement was declared effective by the SEC on December 18, 2013. In March 2015, we became ineligible to use Form S-3. Subsequently, we suspended the use of the registration statement and received a waiver from the holders of a majority of the shares of common stock issued in the Private Placement of our obligation to pay liquidated damages under the Private Placement Registration Rights Agreement, subject to certain conditions. Pursuant to the Private Placement Registration Rights Agreement, a registration statement relating to resales by certain of the purchasers of the shares purchased in the Private Placement was declared effective by the SEC on June 23, 2015.

Notes Offering Registration Rights

In connection with the closing of the Notes Offering, we entered into a registration rights agreement with the initial purchasers under which we agreed for the benefit of the holders of the Notes and any shares of our common stock issuable upon conversion of the Notes or in respect of any make-whole premium that we will, at our cost:

•	file a shelf registration statement (which shall be an automatic shelf registration statement if we are then a well-known seasoned issuer (“WKSI”)) with the SEC as soon as practicable following the first date of original issuance of the Notes and in any event on or prior to the 90th day after the first date of original issuance of the Notes, covering resales of any shares of our common stock issuable upon conversion of the Notes and in respect of any make-whole premium;

•	if we are not a WKSI on such 90th day, use our best efforts to cause the shelf registration statement to become effective within 180 days after the first date of original issuance of the Notes; and

•	use our best efforts to keep the shelf registration statement effective until the earlier of (1) the 120th calendar day immediately following the maturity date or (2) the date on which there are no longer outstanding any Notes or “restricted” (within the meaning of Rule 144) shares of our common stock that have been received upon conversion of the Notes or in respect of any make-whole premium.

The registration statement of which this prospectus forms a part is the shelf registration statement required by the terms of the Note Offering Registration Rights Agreement.

We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. We need not specify the nature of the event giving rise to a suspension in any suspension notice to holders of the Notes. Each holder, by its acceptance of the Notes, agrees to hold any such suspension notice in response to a notice of a proposed sale in confidence. Except in the case of a suspension period as the result of the filing of a post-effective amendment solely to add additional selling security holders, any suspension period may not exceed an aggregate of:

•	30 days in any 90-day period; or

•	60 days in any 360-day period.

However, if the disclosure relates to a proposed or pending material business transaction, the disclosure of which the Board determines in good faith would be reasonably likely to impede our ability to consummate such transaction, or would otherwise be seriously detrimental to us and our subsidiaries taken as a whole, we may extend the suspension period from 30 days to 45 days in any 90-day period or from 60 days to 90 days in any 360-day period.

Each of the following is a registration default:

•	the registration statement has not been filed (and become effective upon such filing if we are then a WKSI) prior to or on the 90th day following the first date of original issuance of the Notes;

•	if we are not a WKSI on such 90th day, the registration statement has not been declared effective prior to or on the 180th day following the first date of original issuance of the Notes;

•	we have not, through our omission, named as a selling securityholder in the prospectus, a prospectus supplement or post-effective amendment a holder who has supplied the questionnaire described below and who is entitled to be so named as a selling securityholder within the required time periods as described below; or

•	at any time after the effectiveness date, the registration statement ceases to be effective or is not usable and (1) we do not cure the lapse of effectiveness or usability within ten business days by a post-effective amendment, prospectus supplement or report filed under the Exchange Act (other than (a) in the case of a suspension period described in the preceding paragraph or (b) in the case of a suspension of the registration statement as the result of the filing of a post-effective amendment solely to add additional selling securityholders), (2) a suspension period, when aggregated with other suspension periods during the prior 90-day period, continues, unterminated, for more than 30 days or, if applicable, 45 days or (3) a suspension period, when aggregated with other suspension periods during the prior 360-day period, continues, unterminated, for more than 60 days or, if applicable, 90 days.

If a registration default occurs, predetermined liquidated damages will accrue on the Notes, from, and including, the day following such registration default to, but excluding, the earlier of (1) the day on which such registration default has been cured and (2) the date the registration statement is no longer required to be kept effective for our common stock. The liquidated damages will be paid to those entitled to interest payments on such dates semiannually in arrears on each June 15 and December 15 and will accrue at a rate per year equal to:

•	0.25% of the principal amount of the Notes to, and including, the 90th day following such registration default; and

•	0.50% of the principal amount of the Notes from, and after, the 91st day following such registration default.

We will not pay liquidated damages on any Note after it has been converted into shares of our common stock. If a Note ceases to be outstanding during a registration default (as a result of the holder exercising its conversion rights or otherwise), we will prorate the liquidated damages to be paid with respect to that Note.

In no event will liquidated damages exceed 0.50% per year. If a holder converts some or all of its Notes and we issue any shares of our common stock to satisfy all or any portion of our conversion obligation or if we issue any shares of our common stock in respect of any make-whole premium, in each case, when there exists a registration default, such holder will not be entitled to receive liquidated damages on such common stock, and we will instead increase the conversion rate or the amount of such make-whole premium, as the case may be, by 3% for each $1,000 principal amount of Notes. If a registration default occurs after a holder has converted its Notes into shares of our common stock or after we have issued shares of our common stock in respect of any make-whole premium, such holder will not be entitled to any compensation with respect to such common stock. Other than our obligations to pay liquidated damages, we will not have any liability for damages with respect to a registration default on any registrable securities.

A holder who elects to sell securities under the shelf registration statement will:

•	be required to be named as a selling securityholder in the related prospectus;

•	be required to deliver a prospectus to purchasers;

•	be subject to the civil liability provisions under the Securities Act in connection with any sales; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement, we will:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder with copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of shares of our common stock issued upon conversion of the Notes or in respect of any make-whole premium in accordance with the terms and conditions of the registration rights agreement.

Bridge Notes Registration Rights

In connection with the issuance of the Bridge Notes, we entered into the Bridge Note Registration Rights Agreement with the purchasers of the Bridge Notes (the “Bridge Notes Purchasers”). The Bridge Notes Registration Rights Agreement requires us (i) to file, no later than the fifth day following the earlier of (A) the consummation of our pending rights offering or (B) October 12, 2016 or, if extended, November 14, 2016 (the “Filing Deadline”), with the SEC a shelf registration statement covering resales of the shares of our common stock, if any, issuable upon (1) conversion of the Bridge Notes, (2) exercise of subscription rights by any Bridge Note Purchaser or its affiliates pursuant to our pending rights offering, and (3) a stock dividend or stock split or in connection with any combination of shares, recapitalization, merger, consolidation or other reorganization, other than shares freely tradeable without any limitations or restrictions under the Securities Act, (ii) to use our commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC no later than (A) the earlier of December 14, 2016 or 60 days after the Filing Deadline or (B) if earlier, five business days after the date on which the SEC informs us that it will not review the shelf registration statement, and (iii) to use our commercially reasonable efforts to keep such shelf registration statement effective until the earlier of (A) the date on which all of such shares have been sold, (B) the date on which such shares may be sold without volume restrictions under Rule 144 of the Securities Act, or (C) the third anniversary of the effective date of such shelf registration statement.

If we do not fulfill our obligations under the Bridge Notes Registration Rights Agreement with respect to the filing deadline, effectiveness deadline or effectiveness period of a registration statement, we will be required to pay the holders of the Bridge Notes liquidated damages in an amount in cash equal to 1.00% of such holder’s “Allocated Purchase Price,” which is the amount effectively paid by such holder for the common stock acquired upon conversion of the Bridge Notes, per calendar month or portion thereof prior to the cure of such event of default. The maximum payment of liquidated damages to any such holder associated with all events of default will not exceed 5.00% of such holder’s Allocated Purchase Price.

Listing

Our common stock is quoted on the NYSE MKT under the symbol “PARR.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company is transfer agent and registrar for our common stock.

LEGAL MATTERS

The validity of our common stock will be passed upon for us by Porter Hedges LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Par Pacific Holdings, Inc. and its subsidiaries, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Laramie Energy, LLC as of and for the year ended December 31, 2015, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of Laramie Energy, LLC as of December 31, 2014, and the related statements of operations, members’ equity, and cash flows for the years ended December 31, 2014 and 2013, included in our Annual Report on Form 10-K for the year ended December 31, 2015, and incorporated by reference herein have been audited by EKS&H LLLP, an independent registered public accounting firm as stated in their report, which is incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Hermes Consolidated, LLC and Subsidiary as of and for the year ended December 31, 2015, incorporated in this prospectus by reference from Amendment No. 1 to the Current Report on Form 8-K of Par Pacific Holdings, Inc. dated August 29, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of Tesoro Hawaii (as described in Note A to the combined financial statements) as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, included in our Current Report on Form 8-K/A filed with the SEC on November 14, 2013, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such combined financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The information included in or incorporated by reference into this prospectus regarding estimated quantities of our proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of reserves and future net revenue as of December 31, 2015, that were prepared by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. These estimates are aggregated and the sums are included in or incorporated by reference into this prospectus in reliance upon the authority of the firm as an expert in these matters.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 3, 2016, including the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2016, incorporated by reference therein, and Amendment No. 1 to Form 10-K/A for the fiscal year ended December 31, 2015 filed with the SEC on August 12, 2016 (File No. 001-36550);

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2016, filed with the SEC on May 5, 2016 and August 9, 2016, respectively (File No. 001-36550);

•	A description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on July 16, 2014 (File No. 001-36550); and

•	Our Current Reports on Form 8-K or Form 8-K/A, filed with the SEC on November 14, 2013, February 29, 2016, March 3, 2016, May 5, 2016, June 6, 2016, June 14, 2016, June 15, 2016 (two reports filed on that date), June 16, 2016, June 22, 2016, June 27, 2016, July 15, 2016, July 22, 2016, August 9, 2016, August 10, 2016, August 11, 2016, August 15, 2016, August 24, 2016, August 26, 2016 (two reports filed on that date) and August 30, 2016 (File No. 001-36550) (excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any corresponding information furnished under Item 9.01, of any such Current Report on Form 8-K).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any corresponding information furnished under Item 9.01, on any Current Report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of each offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates documents by reference that are not delivered with this prospectus. Copies of these documents, other than the exhibits to the documents (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to Par Pacific Holdings, Inc., 800 Gessner Road, Suite 875, Houston, Texas 77024, Attention: Corporate Secretary, telephone number: (281) 899-4800.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus forms a part of a registration statement on Form S-3 we filed with the SEC. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and our common stock, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act, as well as our proxy statement, annual, quarterly and other reports and other information we file with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC. We maintain a website on the Internet at www.parpacific.com. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website or from our website. Information on the SEC website, our website or any other website is not incorporated by reference in this prospectus and does not constitute part of this prospectus.

6,388,894 Shares of Common Stock

PAR PACIFIC HOLDINGS, INC.

PROSPECTUS

                    , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, all of which will be borne by Par Pacific Holdings, Inc. (the “Company”), in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$7,939.09
Accounting fees and expenses	$25,000
Legal fees and expenses	$25,000
Printing and engraving expenses	$10,000
Miscellaneous	$10,000

Total	$77,939.09

Item 15.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys’ fees).

The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

As permitted by the DGCL, the Company’s bylaws provide that the Company will indemnify its directors, officers, employees and agents against certain liabilities that they may incur in their capacities as directors, officers, employees and agents. Furthermore, the Company’s certificate of incorporation indemnifies its directors, officers, employees, and agents, together referred to as the Authorized Representatives, against certain liabilities arising on or after August 31, 2012, the effective date of the Third Amended Joint Chapter 11 Plan of Reorganization of Delta Petroleum Corporation and Its Debtor Affiliates, dated August 16, 2012, to the extent such Authorized Representatives acted in good faith and in a manner such Authorized Representatives reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Authorized Representatives’ conduct was unlawful. The Company has also entered into indemnification agreements with its officers and directors providing for indemnification to the maximum extent permitted under the DGCL. The Company has director and officer liability insurance policies that provide coverage of up to $10 million.

Item 16.	Exhibits.

Exhibit No.	Description of Exhibit

2.1	Third Amended Joint Chapter 11 Plan of Reorganization of Delta Petroleum Corporation and Its Debtor Affiliates dated August 13, 2012. Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.**

2.2	Contribution Agreement, dated as of June 4, 2012, among Piceance Energy, LLC, Laramie Energy, LLC and the Company. Incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on June 8, 2012.**

2.3	Purchase and Sale Agreement dated as of December 31, 2012, by and among the Company, SEACOR Energy Holdings Inc., SEACOR Holdings Inc., and Gateway Terminals LLC. Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 3, 2013.**

2.4	Membership Interest Purchase Agreement dated as at June 17, 2013, by and among Tesoro Corporation, Tesoro Hawaii, LLC and Hawaii Pacific Energy, LLC. Incorporated by reference to Exhibit 2.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed on August 14, 2013.**

2.5	Agreement and Plan of Merger dated as of June 2, 2014, by and among the Company, Bogey, Inc., Koko’oha Investments, Inc., and Bill D. Mills, in his capacity as the Shareholders’ Representative. Incorporated by reference to Exhibit 2.5 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed on August 11, 2014.

2.6	Amendment to Agreement and Plan of Merger dated as of September 9, 2014, by and among the Company, Bogey, Inc., Koko’oha Investments, Inc. and Bill D. Mills, in his capacity as the shareholders’ representative. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 10, 2014.

2.7	Second Amendment to Agreement and Plan of Merger dated as of December 31, 2014, by and among Par Petroleum Corporation, Bogey, Inc., Koko’oha Investments, Inc. and Bill D. Mills, in his capacity as the shareholder’s representative. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 7, 2015.

2.8	Third Amendment to Agreement and Plan of Merger dated as of March 31, 2015, by and among the Company, Bogey, Inc., Koko’oha Investments, Inc. and Bill D. Mills, in his capacity as the shareholders’ representative. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 2, 2015.**

2.9	Unit Purchase Agreement, dated as of June 14, 2016, between Par Wyoming, LLC and Black Elk Refining, LLC. Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 15, 2016.**

2.10	First Amendment to Unit Purchase Agreement dated as of July 14, 2016, between Par Wyoming, LLC and Black Elk Refining, LLC. Incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on July 15, 2016.**

4.1	Form of the Company’s Common Stock Certificate. Incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on March 31, 2014.

4.2	Stockholders Agreement dated April 10, 2015, by the Company. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 13, 2015.

4.3	Registration Rights Agreement effective as of August 31, 2012, by and among the Company, Zell Credit Opportunities Master Fund, L.P., Waterstone Capital Management, L.P., Pandora Select Partners, LP, Iam Mini-Fund 14 Limited, Whitebox Multi-Strategy Partners, LP, Whitebox Credit Arbitrage Partners, LP, HFR RVA Combined Master Trust, Whitebox Concentrated Convertible Arbitrage Partners, LP and Whitebox Asymmetric Partners, LP. Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

Exhibit No.	Description of Exhibit

4.4	Registration Rights Agreement dated as of September 25, 2013, by and among the Company and the Purchasers party thereto. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 27, 2013.

4.5	Warrant Issuance Agreement dated as of August 31, 2012, by and among the Company and WB Delta, Ltd., Waterstone Offshore ER Fund, Ltd., Prime Capital Master SPC, GOT WAT MAC Segregated Portfolio, Waterstone Market Neutral MAC51, Ltd., Waterstone Market Neutral Master Fund, Ltd., Waterstone MF Fund, Ltd., Nomura Waterstone Market Neutral Fund, ZCOF Par Petroleum Holdings, L.L.C. and Highbridge International, LLC. Incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.6	Par Pacific Holdings, Inc. Amended and Restated 2012 Long Term Incentive Plan. Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 21, 2016.+

4.7	Registration Rights Agreement, dated June 21, 2016, between Par Pacific Holdings, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 22, 2016.

4.8	Registration Rights Agreement dated as of July 14, 2016, by and among Par Pacific Holdings, Inc. and the purchasers party thereto. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 15, 2016.

4.9	Form of Par Pacific Holdings, Inc. Shareholder Subscription Rights Certificate. Incorporated by reference to Exhibit 4.12 to Amendment No. 1 to the Company’s Registration Statement on Form S-3 filed on July 22, 2016.

5.1	Opinion of Porter Hedges LLP with respect to legality of the securities, including consent.*

23.1	Consent of Deloitte & Touche LLP as to Par Pacific Holdings, Inc.*

23.2	Consent of Deloitte & Touche LLP as to Hermes Consolidated, LLC.*

23.3	Consent of Deloitte & Touche LLP as to Laramie Energy, LLC.*

23.4	Consent of EKS&H LLLP.*

23.5	Consent of Ernst & Young LLP.*

23.6	Consent of Netherland, Sewell & Associates, Inc.*

23.7	Consent of Porter Hedges LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (contained in signature pages).

+	Management contracts and compensatory plans.
*	Filed herewith.
**	Schedules and similar attachments to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on September 2, 2016.

PAR PACIFIC HOLDINGS, INC.

By:	/s/ William Pate
William Pate President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We the undersigned officers and directors of Par Pacific Holdings, Inc., hereby, severally constitute and appoint William Pate, Christopher Micklas and J. Matthew Vaughn, each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Par Pacific Holdings, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462(b).

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Pate William Pate	Chief Executive Officer and President and Director (Principal Executive Officer)	September 2, 2016

/s/ Christopher Micklas Christopher Micklas	Chief Financial Officer (Principal Financial Officer)	September 2, 2016

/s/ Kelly Rosser Kelly Rosser	Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 2, 2016

/s/ Melvyn N. Klein Melvyn N. Klein	Chairman of the Board of Directors	September 2, 2016

/s/ Robert S. Silberman Robert S. Silberman	Vice Chairman of the Board	September 2, 2016

/s/ Curt Anastasio Curt Anastasio	Director	September 2, 2016

/s/ Timothy Clossey Timothy Clossey	Director	September 2, 2016

Signature	Title	Date

/s/ L. Melvin Cooper L. Melvin Cooper	Director	September 2, 2016

/s/ Walter A. Dods, Jr. Walter A. Dods, Jr.	Director	September 2, 2016

/s/ William Monteleone William Monteleone	Director	September 2, 2016

/s/ Joseph Israel Joseph Israel	Director	September 2, 2016